EXHIBIT 10.3

STATEMENT OF WORK NO. 1

COLOCATION SERVICES

This Statement of Work (“SOW”) is dated the 17th day of June, 2022 (the “Effective Date”) and is entered into pursuant to the Master Consultancy Services Agreement dated the 18th day of October, 2021 (the “Agreement”) between TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED a limited liability company incorporated under the Companies Ordinance Chapter 31 No. 1 of the laws of Trinidad and Tobago and continued under the Companies Act Chapter 81:01 with its registered office is situated at No. 1 Edward Street, Port of Spain in the island of Trinidad (hereinafter called "TSTT") of the One Part and BITMINE IMMERSION TECHNOLOGIES, having its registered office situate at 2030 Powers Ferry Road SE, Suite 212, Atlanta, GA 30339 (“Customer”) of the Other Part.

TSTT and Customer may also be referred to individually as “Party” and collectively as “Parties” throughout this Agreement.

“Customer Equipment” means Customer owned infrastructure and equipment to be placed at the Premises.

“Premises” means the TSTT locations identified in Appendix I hereto at which the Customer will allowed to co-locate the Customer Equipment (“Services”)

1.	Term

This SOW shall take effect from the Effective Date and continue for a period of (10) years from the date of installation of the Customer Equipment or 10th July, 2022, whichever is later (“Term”).

2.	Obligations of TSTT

During the Term, TSTT shall be responsible for the following:

(i)	Granting a licence to the Customer to occupy, a certain portion of the external premises of the TSTT sites listed at Appendix I hereto (“Licensed Area”)at Customer’s own risk and expense in order to place, install, operate and co-locate certain Customer Equipment comprising of servers, power and cooling equipment which are to be housed in certain container units, which shall be supplied and installed by the Customer at the Premises (“Designated Use”). The number of container units to be installed under this SOW shall be twenty (20) units and details of the specific Premises for co-location for these units are set forth in Appendix I hereto. The Parties agree that the arrangements, rights and obligations of the Parties with respect to the installation of units in excess of the twenty (20) units contemplated by this SOW, shall be documented in subsequent SOW’s to be agreed between the Parties.

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(ii)	Granting to the Customer its servants and/or agents to access to the Licensed Area for the Designated Use only and to enter, occupy and use the Licensed Area and to have ingress and egress thereto and there from, by and from the entrance and exit of the Premises as may be necessary or convenient.

(iii)	Provision of fibre/internet connectivity to the container unit.

(iv)	Coordination and provision of instructions on placement of each container unit at the respective Premises.

(v)	Supply of uptime reports on a quarterly basis on the functionality of the fibre services being provided to Customer.

3.	Customer’s Responsibilities

3.1	Customer shall be solely responsible for the Customer Equipment, which shall remain Customer’s sole property. Unless otherwise specifically agreed, TSTT shall have no duty to maintain or care for the Customer Equipment. Customer shall protect, maintain and keep in good order the Premises and the Customer Equipment, and shall ensure that neither Customer nor its agents or contractors damage any part of the Premises or any equipment located on or about the Premises.

3.2	Customer shall not make any construction changes or material alterations to the Premises, including cabling and power supplies, without TSTT’s prior consent. All fixtures, alterations, additions, repairs, improvements and/or appurtenances attached to or built into, on or about the Premises, shall be and remain part of the Premises and shall not be removed by Customer unless so required by TSTT in which event the items required to be removed shall be removed at Customer’s sole cost and expense.

3.3	Upon termination or expiration of this SOW, Customer shall remove all Customer Equipment, leaving the Premises in their original condition, ordinary wear and tear excepted. The fixtures which are to remain part of the Premises shall thereafter become the sole property and responsibility of TSTT.

3.4	The Customer shall not do or permit anything to cause interference, nuisance, annoyance, inconvenience, loss or damage to TSTT’s own equipment, facilities or services at the Premises. TSTT shall immediately notify the Customer in writing of any such interference, nuisance, annoyance, inconvenience, loss or damage of which it becomes aware and Customer shall have five (5) days after the receipt of such notice in which to cure same. Where interruption is caused to the services provided to other TSTT customers, the Customer shall immediately rectify the problem upon notification from TSTT. In the event that the Customer fails to remedy the said interference, nuisance, annoyance, inconvenience, loss or damage during the aforementioned cure period then TSTT may immediately this agreement and require removal of Customer Equipment. Such action will not be construed as a waiver of TSTT’s rights to claim for damages or any other remedy available to it in respect of same.

3.5	Customer shall arrange for delivery and installation of container units and Customer Equipment at the Premises at Customer’s sole expense upon the provision of no less than five (5) days’ prior written notice of the intended delivery date to TSTT. Customer may not install any equipment at the Premises, other than the Customer Equipment, without TSTT’s prior written approval.

3.6	Customer shall provide TSTT with written notification at least seven (7) days before removal of any Customer Equipment and such removal shall be subject to TSTT’s verification that there are no outstanding charges due and payable by Customer to TSTT.

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3.7	Customer shall not without TSTT’s prior written consent, relocate the container unit.

3.8	Customer shall at its own expense be responsible for the capital outlay to deliver 1 MW of power inclusive of any transformers, electrical lines and connection costs.

3.9	Customer shall at its own expense be responsible for any civil works to accommodate the container unit including site construction such as grading of land and construction of plints consisting of gravel or concrete slabs, which shall be carried out by TSTT.

4.	Fees and Expenses

4.1 In consideration of the performance of the Services during the Term of this SOW in accordance with terms below and subject to the terms and conditions set forth in Clause 3 of the Agreement, Customer shall pay a monthly rental to TSTT based on the number of container units which are installed and commissioned on the Premises, each month (“Fees”).

4.2 The Fees shall be payable in advance on the 1st of each month in accordance with the following rates:

No. of Container Units (20)	Monthly Cost per Container (USD$)
1st unit	USD$10,000
2nd to 9th units	USD$5,000
10th to 20th units	USD$3,600

Where the number of units to be installed exceeds 20 units, the monthly cost per unit shall be USD$3,600.

4.3	Notwithstanding Clause 4.2, Customer shall be required to make an advance payment of Thirty Five Thousand United States Dollars ($35,000) to cover the first month’s rental for the container units installed and commissioned at the Premises and to cover T&TEC installation costs.

4.4	In addition to the Fees set forth at Clause 4.1 herein, Customer shall:

(i)	allocate 20% of the space in the Licensed Area for TSTT’s use in the course of its business and
(ii)	be responsible for making payment in United States Currency to TSTT on a monthly basis, for electricity used by each container unit on the Premises. Customer agrees that it shall be billed in accordance with the standard rates charged by the Trinidad and Tobago Electricity Commission (“T&TEC”) for such electricity usage, which is the greater of 3.5 cents per kilowatt hour United States Currency where usage is metered or 75% of the declared reserved capacity, which is equal to the Customer's highest expected monthly kilovolt-ampere (kVA) demand at $7.40 United States Currency.

Customer also agrees that these rates are subject to change at T&TEC’s sole discretion and all charges incurred for electricity usage shall be passed through to Customer at no extra cost. Notwithstanding clause 12 of the Agreement, if at any time during the Term the price for electricity consumption exceeds 5 cents per kilowatt hour United States Currency, either party may terminate the SOW upon the provision of one (1) months’ notice of termination in writing.

4.5	In addition to the invoices for the Fees, TSTT shall remit separate invoices for electricity consumption on a monthly basis and Customer shall be required to make payment within twenty (20) days of receipt of such invoices.

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5.	Amendments

Any amendments to this SOW shall be made in accordance with Clause 1.2 of the Agreement.

6.	Documentation

The documentation comprising the understanding of the Parties relative to the performance of the Services includes: (i) the Agreement and (ii) this SOW

IN WITNESS WHEREOF, TSTT and Consultant have executed this SOW, each by its duly authorized signatory, as of the date specified below.

Bitmine Immersion Technologies		Telecommunications Services of Trinidad and Tobago Limited

By:	/s/ Jonathan Bates	By:	/s/ Terese Lucio-Barrow

Name:	JONATHAN BATES		Terese Lucio-Barrow

Title:	CHIEF EXECUTIVE OFFICER		CHIEF LEGAL COUNSEL

Date:			June 17th, 2022

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Appendix I

Listing of TSTT Locations

NAME OF LOCATION	NUMBER OF UNITS
TSTT Macoya Work Center - Century Drive Macoya, IDC Estate	2

Container Specifications

i.	Containers shall measure 40 feet in length
ii.	Containers shall be properly equipped with locks and safety mechanisms.

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